September 2009

Pricing Sheet dated September 23, 2009 relating to
Terms Supplement No. 117 dated September 10, 2009 to
Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA

     $47,344,000.00 19.00% Reverse Convertible Notes linked to Bank of America Corp., due March 30, 2010
$16,065,000.00 16.00% Reverse Convertible Notes linked to Weatherford International Ltd., due March 30, 2010

This pricing sheet relates to two separate RevCons offerings, each relating to the common stock of a different underlying company. RevConsSM is a service mark of Morgan Stanley.

PRICING TERMS FOR ALL REVCONS – September 23, 2009
Issuer:	Eksportfinans ASA
Issue Price:	$1,000.00 per Reverse Convertible Note (the RevCons)
Redemption Amount:
  if the closing price per share of the applicable Reference Share quoted by the Relevant Exchange has not been at or below its Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred for a Reference Share, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if its Final Reference Level on the Determination Date is equal to or greater than its Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of shares of the applicable Reference Share equal to its Share Redemption Amount (or, at our option, the cash value thereof), if its Final Reference Level on the Determination Date is less than its Initial Reference Level.

Interest Payment Dates	The interest payment dates for each RevCons offering are October 30, 2009, November 30, 2009, December 30, 2009, January 30, 2010, February 28, 2010 and the Maturity Date, provided that if an interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue from and after the scheduled interest payment date.
Knock-In Level:	The Knock-In Level specified for each RevCons offering is a percentage of the Initial Reference Level. See “Specific Terms for Each RevCons Offering – ” below.
Share Redemption Amount:	The face amount of the RevCon divided by its Initial Reference Level, subject to adjustments for corporate events.
Pricing date:	September 23, 2009
Original issue date:	September 28, 2009
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Agent acting as:	Principal
SPECIFIC TERMS FOR EACH REVCONS OFFERING
Reference Shares:	Bank of America Corporation (“BAC”)		Weatherford International Ltd. (“WFT”)
Maturity date:	March 30, 2010		March 30, 2010
Interest rate:	19.00% per annum		16.00% per annum
Trigger level:	75.00%		75.00%
Determination date:	March 25, 2010		March 25, 2010
CUSIP:	282645RU6		282645RT9
ISIN:	US282645RU67		US282645RT94
Initial share price:	$17.50		$21.88
Knock-In Level:	$13.125		$16.41
Share Redemption Amount:	57.14286		45.70384
Aggregate face amount:	$47,344,000.00		$16,065,000.00
Commissions and Issue Price:	Per BAC RevCons	Total	Per WFT RevCons	Total
Price to public(1)	$1,000.00	$47,344,000.00	$1,000.00	$16,065,000.00
Agent’s commissions(1)(2)	$15.00	$710,160.00	$15.00	$240,975.00
Proceeds to company	$985.00	$46,633,840.00	$985.00	$15,824,025.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCons. Please see “Agent’s Commissions Information” on page TS- 7 of the accompanying terms supplement no. 117 for further details.

(2)	For additional information, see “Supplemental plan of distribution” on page TS-14 in the accompanying terms supplement

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT NO. 117 DESCRIBING THE
OFFERING AND THE RELATED PRODUCT SUPPLEMENT NO. 1 AND
PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 117 dated September 10, 2009
Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837